EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES NET REVENUE INCREASES 1.9%
AND ADJUSTED EBITDA RISES 29.8% FOR THE YEAR ENDED DECEMBER 31, 2015
2015 Fourth Quarter Marks Fifth Consecutive Period of Adjusted EBITDA
Growth and All Operating Segments Generated Adjusted EBITDA Growth in Q4 and the Full Year

Las Vegas, NV - March 23, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the three-month and full-year periods ended December 31, 2015. Driven primarily by operating and marketing efficiencies, Affinity generated a 31.0% year-over-year increase in operating income, excluding an $20.2 million goodwill impairment in the fourth quarter and 59.8% year-over-year growth in operating income before the goodwill impairment for the twelve-month period. Adjusted EBITDA improved 15.2% and 29.8%, respectively, for the three- and twelve-month periods ended December 31, 2015 compared with the same periods in 2014.

“Our strong fourth quarter results and our fifth consecutive quarter of Adjusted EBITDA growth reflect management’s ongoing initiatives to drive operating efficiencies along with our successful rationalization of marketing promotions and spending across the portfolio,” said Michael Silberling, Affinity’s Chief Executive Officer. “The rise in quarterly net revenues, combined with our disciplined operating approach, drove a 15.2% increase in Adjusted EBITDA to $13.1 million, and a 170 basis point expansion in Adjusted EBITDA margin, reflecting growth in each of our three regional operating segments.

“Our operating improvements were broad based as all of our properties achieved year-over-year Adjusted EBITDA growth in the quarter. With a strong fourth quarter, for the full year 2015, we reported a 29.8% Adjusted EBITDA increase over 2014 full year results. Overall results benefited from increased customer counts and trips at higher play levels combined with our ongoing focus to engage with customers that generate profitable revenue. I commend all Affinity team members for their commitment to executing on our plans for growth, customer service and the enhancement of shareholder value. While our 2015 success has been impressive, we believe our plans to implement additional operating efficiency initiatives will continue to deliver material improvements in our consolidated Adjusted EBITDA and margins,” concluded Mr. Silberling.

Financial Guidance

The Company’s guidance for the fiscal year ending December 31, 2016 is as follows (in millions):

2016 Guidance[1]
Net Revenue range	$387 to $399
EBITDA range	$71 to $75
Net Income range	$9 to $12

1.
Guidance for the fiscal year ending December 31, 2016 assumes, among other things, project capital expenditures of $8.0 million and maintenance capital expenditures of $15.4 million during that period. Included in our EBITDA and Net Income forecast for 2016 is $1.3 million of equity related compensation. Discussion of the Company’s use of certain measures which are not defined by generally accepted accounting principles (“GAAP”) and a reconciliation between the EBITDA range presented in this guidance and Operating Income are included below. The Company can provide no assurances that the assumptions underlying this guidance, including, without limitation, assumptions regarding capital expenditures, stability in oil and fuel prices, particularly as they relate to the Company’s Primm asset, depreciation, interest expense, share based compensation, other corporate overhead and expenses and income taxes, will be realized in fact, as they involve unknown risks and uncertainties that may cause the Company’s actual results to be materially different from any future performance suggested herein, as discussed below under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Fourth Quarter 2015 Results

Consolidated Results

Net revenue for the quarter ended December 31, 2015 was $92.9 million, compared to net revenue of $92.2 million for the quarter ended December 31, 2014, an increase of 0.7%. Adjusted EBITDA during the fourth quarter of 2015 was $13.1 million, compared to $11.4 million during the same quarter of 2014, an increase of 15.2%. Adjusted EBITDA from properties, which excludes corporate overhead, increased $3.4 million, or 21.9% during the fourth quarter of 2015 as compared to the same period in 2014.

Segment Results

Nevada – In the Company’s Nevada segment, net revenue for the quarter ended December 31, 2015 was $55.2 million, compared to $54.1 million in the same quarter of the prior year. The increase of 2.0% from the prior year quarter, was driven primarily by improved casino revenue.

Nevada Adjusted EBITDA for the quarter ended December 31, 2015 was $8.7 million, compared to $6.7 million in the comparable period in 2014, an increase of 28.9%. The improvement was primarily attributable to effectiveness of promotional campaigns and refined marketing programs, a trend the Company expects will continue in 2016. Adjusted EBITDA from gaming operations increased 22.2% from the prior year’s fourth quarter with improved revenue and overall expense reductions.

Midwest – Net revenue from the Company’s Midwest segment was $29.4 million for the quarter ended December 31, 2015, compared to $29.6 million for the same quarter in 2014. Adjusted EBITDA from the Midwest segment increased 15.8% to $9.3 million during the fourth quarter 2015, from $8.0 million in the fourth quarter of last year. The fourth quarter improvement was driven primarily by efforts to refine marketing programs and manage other operating expenses.

Colorado – Net revenue from the Company’s Colorado segment was $8.3 million for the quarter ended December 31, 2015, compared to $8.5 million for the same quarter in 2014. Colorado Adjusted EBITDA for the fourth quarter of 2015 was $0.8 million compared to $0.6 million in the fourth quarter of 2014. The reduction in revenue was primarily driven by the elimination of certain marketing campaigns and the transition to new marketing initiatives during the quarter. The aforementioned marketing programs were closely reviewed as 2015 concluded and the Company expects that it will see improvement during 2016 as it continues to focus on the overall profitability of marketing and promotional campaigns in the Colorado segment while facing increased competition due to property enhancements made by a nearby competitor in this market. In the quarter ended December 31, 2015 the Company determined that the carrying value of the goodwill associated with our Colorado Segment exceeded its fair value due to reduced cash flow projections at our Black Hawk reporting unit. As a result, a non-cash goodwill impairment of $20.2 million was recorded to reduce the value of goodwill at our Colorado segment.

Corporate Operations

Affinity’s corporate expense excluding share-based compensation during the fourth quarter of 2015 was $5.6 million, an increase of $1.6 million when compared to corporate expense excluding share-based compensation in the same quarter in 2014. The increase in adjusted corporate expense was primarily the result of additional payroll costs and the termination of the management fees related to our operation of the Rampart Casino during 2015, as described below. During the quarters ended December 31, 2015 and 2014, the Company recognized share-based compensation expense of $0.2 million and $0.2 million, respectively. During the fourth quarter of 2015, the Company incurred $1.0 million of non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the company’s bank covenant calculations), compared to $1.1 million in the same quarter in 2014. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $4.6 million and $2.9 million of corporate expense, respectively, during the quarters ended December 31, 2015 and 2014.

The Company reports its corporate expense net of share-based compensation as well as fees that had been earned under a consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas. The Rampart Casino consulting agreement expired April 1, 2015. The Company collected $0.5 million in management fees from Rampart Casino during the fourth quarter of 2014.

Full Year 2015 Financial Summary

Consolidated Results

Net revenue for the year ended December 31, 2015 was $393.3 million, compared to net revenue of $385.9 million for the year ended December 31, 2014, an increase of 1.9%. Gross revenue for 2015 decreased $2.6 million, or 0.6%, year-over-year, primarily on reduced food and beverage, fuel and retail and other revenue. Promotional allowances were $47.8 million for the year ended December 31, 2015, a decrease of $10.0 million from the same period in the prior year.

Adjusted EBITDA grew 29.8%, or $15.0 million, for the year ended December 31, 2015, to $65.6 million, compared to Adjusted EBITDA of $50.5 million for the same period in 2014. Results for the year ended December 31, 2015 were most significantly impacted by the 53.7% year-over-year improvement in Adjusted EBITDA in the Nevada segment. The Company’s continued focus to streamline operating and marketing activities resulted in meaningful improvement in the Nevada region. Adjusted EBITDA margin for the year ended December 31, 2015 increased to 16.7%, an increase of approximately 360 basis points compared to the same period in 2014.

Corporate Operations

Affinity’s corporate expense excluding share-based compensation for the year ended December 31, 2015 was $18.7 million, an increase of $4.3 million when compared to corporate expense excluding share-based compensation for the same period in 2014. The increase in adjusted corporate expense was primarily the result of additional payroll costs and the termination of the management fees related to our operation of the Rampart Casino during 2015. During the years ended December 31, 2015 and 2014, the Company recognized share-based compensation expense of $1.2 million and $0.5 million, respectively. During the year ended December 31, 2015, the Company incurred $3.0 million of non-recurring professional fees (which are excluded from the calculation of

EBITDA for purposes of the company’s bank covenant calculations), compared to $4.1 million in the same period in 2014. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $15.7 million and $10.3 million of corporate expense, respectively, during the years ended December 31, 2015 and 2014.

Liquidity and Capital Expenditures

As of December 31, 2015, cash and cash equivalents were $157.8 million and the face value of long-term debt was $382.7 million. Capital expenditures during the year ended December 31, 2015 totaled $17.3 million, compared to $17.2 million during the prior year.

Conference Call Information

Affinity Gaming will host its fourth quarter 2015 conference call March 23, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern). To listen, participants should dial 1-888-205-6875 (U.S. callers) or 1-913-981-5519 (International callers) approximately 10 minutes prior to the scheduled start time to register. A replay of the call will become available approximately three hours following the end of the call and will continue through March 30, 2016, by dialing 877-870-5176 (U.S. callers) or 858-384-5517 (international callers) and entering participant code 5737141.

A live audio webcast of the quarterly earnings conference call will also be available through the “Investor Relations” section of the Company’s website, www.affinitygaming.com on March 23, 2016 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern). A recording of the webcast will be available for replay on the Company’s website after the call.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net Revenue
Nevada [1]	$55,160	$54,077	$233,202	$226,523
Midwest	29,383	29,647	122,527	121,374
Colorado	8,318	8,509	37,571	38,005
Total net revenue	$92,861	$92,233	$393,300	$385,902

Adjusted EBITDA [2]
Nevada	$8,659	$6,716	$40,249	$26,182
Midwest	9,288	8,020	38,738	34,130
Colorado	780	622	5,279	4,593
Corporate expense and other	(5,598)	(3,964)	(18,681)	(14,359)
Total adjusted EBITDA	$13,129	$11,394	$65,585	$50,546

1.
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

2.	A reconciliation between Adjusted EBITDA and Operating Income from Continuing Operations is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$157,779	$135,175
Face value of long-term debt, excluding capital leases	382,745	382,745

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash paid for capital expenditures
Nevada	$3,103	$3,008	$7,910	$7,984
Midwest	1,140	1,789	3,612	5,347
Colorado	344	1,677	2,170	2,937
Reportable segment capital expenditures	$4,587	$6,474	$13,692	$16,268
Corporate	1,556	400	3,611	973
Total capital expenditures	$6,143	$6,874	$17,303	$17,241

Reconciliation of Adjusted EBITDA 3

The following tables reconcile Adjusted EBITDA to operating income from continuing operations (in thousands):

	Quarter Ended December 31, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Goodwill Impairment	Write Downs, Reserves and Recoveries	Operating Income (Loss) from Continuing Operations
Nevada	$8,659	$(3,775)	$—	—	$(71)	$4,813
Midwest	9,288	(1,970)	—	—	—	7,318
Colorado	780	(1,384)	—	(20,229)	—	(20,833)
Corporate and other	(5,598)	(280)	(231)	—	(262)	(6,371)
Total operations	$13,129	$(7,409)	$(231)	(20,229)	$(333)	$(15,073)

	Quarter Ended December 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income (Loss) from Continuing Operations
Nevada	$6,716	$(3,686)	$—	$38	$3,068
Midwest	8,020	(1,961)	—	—	6,059
Colorado	622	(1,267)	—	—	(645)
Corporate and other	(3,964)	(327)	(230)	(24)	(4,545)
Total operations	$11,394	$(7,241)	$(230)	$14	$3,937

	Year Ended December 31, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Goodwill Impairment	Write Downs, Reserves and Recoveries	Operating Income (Loss) from Continuing Operations
Nevada	$40,249	$(14,883)	$—	—	$12	$25,378
Midwest	38,738	(7,682)	—	—	—	31,056
Colorado	5,279	(5,264)	—	(20,229)	(58)	(20,272)
Corporate and other	(18,681)	(1,199)	(1,206)	—	(255)	(21,341)
Total operations	$65,585	$(29,028)	$(1,206)	(20,229)	$(301)	$14,821

	Year Ended December 31, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income (Loss) from Continuing Operations
Nevada	$26,182	$(14,650)	$—	$448	$11,980
Midwest	34,130	(7,582)	—	—	26,548
Colorado	4,593	(5,124)	—	—	(531)
Corporate and other	(14,359)	(1,223)	(455)	(24)	(16,061)
Total operations	$50,546	$(28,579)	$(455)	$424	$21,936

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2016 Guidance
	Lower End	Higher End
EBITDA	$71	$75
Depreciation and amortization	(26)	(26)
Operating income	45	49
Interest expense	(31)	(31)
Income taxes	(5)	(6)
Net income	$9	$12

3.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; goodwill impairment; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA, as a measure of profit and loss to manage the operational performance of each geographical region, in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business, revenue enhancing initiatives, cost management, the Company’s leadership team and marketing efforts. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; and the impact of severe weather conditions and other natural disasters that affect the Company’s casinos. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Jacques Cornet
ICR
(646) 277-1285
jacques.cornet@icrinc.com

Walter Bogumil
Affinity Gaming
Chief Financial Officer
702-341-2400
wbogumil@affinitygaming.com

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